Exhibit 21
ENCORIUM GROUP, INC

Names of All Subsidiaries

Encorium Oy
Encorium Sweden AB
Encorium Denmark ApS
Encorium Estonia OU
Encorium Germany AG
Encorium Romania SRL
Encorium Poland Sp.z.o.o.
UAB Encorium Lithuania
Encorium Group Ltd. UK